Exhibit 8.1

[S&C Letterhead]

    , 2012

United Rentals, Inc.,

Five Greenwich Office Park,

Greenwich, Connecticut 06831.

Ladies and Gentlemen:

We have acted as counsel to United Rentals, Inc., a Delaware corporation (“URI”), in connection with the proposed merger of RSC Holdings Inc., a Delaware corporation (“RSC”), with and into URI (the “Merger”) pursuant to the Agreement and Plan of Merger dated December 15, 2011, (the “Agreement”), between URI and RSC. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Agreement and in the Registration Statement on Form S-4 of URI, including the proxy statement/prospectus of URI and RSC contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from URI and RSC to us dated • (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the effective time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the effective time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of URI and RSC.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby

United Rentals, Inc.

confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, subject to the limitations and qualifications set forth therein, represent our opinion as to the matters therein discussed.

We hereby consent to the reference to us under the heading “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Sullivan & Cromwell LLP